Exhibit 107
Calculation of Filing Fee Table
Schedule TO-T
(Rule 14d-100)

Cementos Pacasmayo S.A.A.
(Name of Subject Company)

Inversiones ASPI S.A.
(Offeror – Name of Filing Person)

Holcim Ltd
(Parent of Offeror – Name of Filing Person)

Table 1 - Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$552,280,885.83	0.00008700	$48,048.44
Fees Previously Paid	$0		$0
Total Transaction Valuation	$552,280,885.83
Total Fees Due for Filing			$48,048.44
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$48,048.44

*
Calculated solely for purposes of determining the filing fee. Calculated as follows: the product of (i) 211,882,902 common shares par value S/ 1.00 per share (collectively, the “Common Shares”), of Cementos Pacasmayo S.A.A., a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru (the “Company”), including Common Shares represented by American Depositary Shares (each of which represents five (5) Common Shares) (collectively, the “ADSs”), which represents the maximum number of Common Shares (including Common Shares represented by ADSs) which can be tendered in the tender offer launched in the United States (the “U.S. Offer”) simultaneously with a tender offer for the same Common Shares launched in Peru (the “Peru Offer” and together with the U.S. Offer, the “Offers”); and (ii) the offer price of S/ 8.93 per Common Share, resulting in a transaction valuation of S/ 1,892,114,314.86 or U.S. $552,280,885.83(based on the average Peruvian Sol/U.S. dollar interbank exchange rate (tipo de cambio interbancario promedio) of S/ 3.4260 per U.S. dollar for transactions carried out between 9:00 a.m. and 1:30 p.m., Lima time, as reported by the Central Reserve Bank of Peru on its official website at https://www.bcrp.gob.pe/en , on October 16, 2026) (the “Transaction Valuation”).

**
The filing fee was calculated in accordance with Rule 0-11(d) under the Exchange Act, and the Fee Rate Advisory for Fiscal Year 2027, issued August 21, 2026, by multiplying the Transaction Valuation by $0.00008700.